Exhibit 99.1

Horizon Bancorporation, Inc. Reports Second Quarter Consolidated Earnings

          BRADENTON, Fla., July 17 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB) (the “Company”), the holding company of Horizon Bank, today reported that second quarter consolidated earnings had increased 21% to $369 thousand ($0.19 per fully diluted share).  The Company finished the quarter with $159 million in assets.

          For the first six months of 2006 versus the same period in 2005, net earnings have increased 25% to $771 thousand, or $0.40 per fully diluted share.  Net interest income increased $353 thousand, to $2,973 thousand for the six months ended June 30, 2006.  Operating expenses increased by $238 thousand for the first six months of 2006.  The Bank opened a new branch in Palmetto, Florida in October of 2005 and the expenses for the branch are reflected in the increase in operating expenses for 2006 versus the same period in 2005. Operating income before taxes on a consolidated basis for the first six months of 2006 was $1,230 thousand, versus $1,062 thousand for the same period in 2005.

          The Bank has $134 million in loans and $135 million in deposits as of June 30, 2006.

          Horizon Bank operates two full service branches in Bradenton, Florida and has an ATM location in the Red Barn Market (also in Bradenton).  The Bank branch in Palmetto, Florida has been open eight months and has already grown to $12 million in deposits.

          Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.
          -0-                                                  07/17/2006
          /CONTACT:  Charles F. Conoley, President, Horizon Bancorporation, Inc.,
+1-941-753-2265/
          /Web site:     http://www.horizonbankfl.com /
          (HZNB)